Exhibit 99.1

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	BANCTRUST FINANCIAL GROUP, INC.

For	Against	Abstain

Proxy for Special Meeting of Shareholders,

                            , 2007

Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of BancTrust Financial Group, Inc. (“BancTrust”), do hereby nominate, constitute and appoint Dan Britton and Robert B. Doyle, III, and each of them, with full power to act alone, my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead to vote all common stock of BancTrust standing in my name on its books on                     , 2007 at the special meeting of its shareholders to be held at 100 St. Joseph Street, Mobile, Alabama, on                         , 2007 at 10:00 a.m., local time, and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations, as follows:

1.     Plan of Merger. Adoption and approval of the Agreement and Plan of Merger dated May 21, 2007, as described in the joint proxy statement and prospectus dated                     , 2007, whereby: (i) The Peoples BancTrust Company, Inc. (“Peoples”) will be merged into BancTrust, with BancTrust as the surviving corporation; (ii) each share of Peoples common stock will be converted into $6.375 in cash and BancTrust common stock worth $19.125, subject to adjustment if the average closing price of BancTrust common stock immediately prior to the merger is less than $18.019 or greater than $21.428; and (iii) shares of BancTrust common stock will be issued to holders of Peoples common stock.

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2.     Other Business. The proxies are authorized to vote in their discretion upon such other business as may be brought before the meeting or any adjournment thereof. The Board of Directors currently knows of no other business to be presented.

If properly executed and returned, the shares represented by the proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the Board of Directors’ joint proxy statement and prospectus dated                     , “For” the approval of the merger. If any other business is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors.

Please be sure to sign and date this Proxy in the box below.	Date	This proxy may be revoked at any time prior to its exercise by written notice or a subsequently dated proxy delivered to the Secretary of BancTrust.
Shareholder sign above Co-holder (if any) sign above		(Please sign exactly as the name appears hereon. If stock is held in the names of joint owners, each should sign. Attorneys, Executors, Administrators, etc. should so indicate.)

é Detach above card, sign, date and mail in postage paid envelope provided. é

BANCTRUST FINANCIAL GROUP, INC.

Please date, sign and mail this Proxy in the envelope provided. Postage not necessary if mailed in the United States.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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